Summary of Compensatory Arrangement with Members of the Supervisory Board
November 2016

All dollar amounts are in United States dollars.

Cash Compensation

All members of the Supervisory Board	$112,500 retainer per fiscal year

Chairman of the Supervisory Board	Additional $22,500 retainer per fiscal year

Audit Committee	●	$15,000 retainer per fiscal year for all committee members (including the committee chairman)
	●	Additional $22,500 retainer per fiscal year for the committee chairman

Compensation Committee	●	$10,000 retainer per fiscal year for all committee members (including the committee chairman)
	●	Additional $15,000 retainer per fiscal year for the committee chairman

Nominating and Corporate Governance Committee	●	$10,000 retainer per fiscal year for all committee members (including the committee chairman)
	●	Additional $12,500 retainer per fiscal year for the committee chairman

Cimpress reimburses the Supervisory Board for reasonable travel and other expenses incurred in connection with attending meetings of the Supervisory Board and its committees, and pays for their tax preparation fees and filings for their Dutch income tax returns.

Performance Share Units

Supervisory Board members receive performance share unit (“PSU”) awards under Cimpress’ 2016 Performance Equity Plan, as amended (the “2016 Plan”), as described below. PSUs granted to the Supervisory Board have the terms set forth in the 2016 Plan. All capitalized terms used but not defined herein have the definitions in the 2016 Plan.

Each incumbent Supervisory Board member receives $112,500 of PSUs annually in connection with the annual general meeting of shareholders of Cimpress N.V. so long as he or she remains a director following that annual general meeting. Each new director receives $150,000 of PSUs in connection with his or her initial appointment to the Supervisory Board. Cimpress determines the number of PSUs to be granted to each director by dividing the applicable dollar amounts described in this paragraph by the 3YMA as of the following Baseline Date:

•	For incumbent directors, the Baseline Date is November 15 of each year, beginning with November 15, 2016.

•	For newly appointed directors, the Baseline Date is based on the date of the general meeting of shareholders at which the director is appointed:

General meeting in the months of:	Baseline date is the nearest:
June, July, or August	August 15
September, October, or November	November 15
December, January, or February	February 15
March, April, or May	May 15

PSUs granted to members of the Supervisory Board vest as to 25% of the original number of PSUs per year over the four years following (1) the applicable annual general meeting (for PSU awards granted to incumbent directors) or (2) the general meeting at which the Supervisory Board member was first appointed (for PSU awards granted to newly appointed directors), in each case so long as the director continues to serve on the Supervisory Board. If a director ceases to serve on the Supervisory Board, other than for cause, he or she retains all PSUs that have satisfied the service-based vesting condition as of his or her termination date. If Cimpress achieves the performance thresholds described in the 2016 Plan, the former director would receive Cimpress ordinary shares upon settlement of the PSUs, even though he or she is no longer a member of the Supervisory Board.